Exhibit 99.1

APOLLO MEDICAL HOLDINGS REPORTS 51% REVENUE INCREASE YEAR OVER YEAR FOR THE 2ND QUARTER OF 2018

Alhambra, CA and Glendale, CA – (PR Newswire) – August 14, 2018 – Apollo Medical Holdings, Inc. (“ApolloMed” or “the Company”) (NASDAQ: AMEH), an integrated population health management company, today announced its consolidated 2nd Quarter financial results for the three and six months ended June 30, 2018.

Financial Highlights for the Three Months Ended June 30, 2018 Compared to the Three Months Ended June 30, 2017 (unaudited):

▪	Net revenue of $123.0 million for the three months ended June 30, 2018 as compared to net revenue of $81.3 million in the comparable period of 2017, an increase of 51%.

▪	Income from operations of $7.1 million for the three months ended June 30, 2018 as compared to $4.1 million in the comparable period of 2017, an increase of 76%.

▪	Net income attributable to Apollo Medical Holdings, Inc. of $2.7 million for the three months ended June 30, 2018 as compared to $2.0 million in the comparable period of 2017, an increase of 34%.

▪	As of June 30, 2018, the Company had total assets of $511.0 million, including cash and cash equivalents of $101.1 million.

Recent Highlights:

▪	On June 25, 2018, the Company announced that it had been added to the Russell 3000© Index and the Russell Microcap Index©. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes.

▪	In June 2018, the Company’s subsidiary, Network Medical Management, Inc. (“NMM”) and its consolidated variable interest entity, Allied Pacific of California, partnered with College Street Investment LP, a California limited partnership, to acquire the recently closed 128-bed French Hospital in Downtown Los Angeles, California, for approximately $33.3 million for the benefit of 531 W. College, LLC. The plan is to convert the 2.5 acre, 90,000-square foot facility into an integrated care center, complete with a 24-hour urgent care center, multispecialty clinics, imaging center, diagnostic lab, pharmacy, behavioral care center and infusion center.

“We are pleased to announce our 2nd quarter results for 2018 which reflect the increases that resulted from our merger with NMM and demonstrate continued momentum from the start of the year and our unrelenting focus on operational excellence,” stated Eric Chin, Chief Financial Officer of ApolloMed. “Highlights of this quarter include total revenue increase of 51% year-over-year, net income increase of 34% year-over-year and quarterly net income increase of 23% over net income in our 1st quarter of 2018. The year-over-year revenue increase reflects the results of the post-merger companies and was driven by an increase in patients under capitation.”

“Our team delivered another strong quarter with year-over-year increase in both revenue and net income, driven by solid execution of our strategic plan,” stated Warren Hosseinion, M.D., Co-Chief Executive Officer of ApolloMed. “We are committed to the continued growth of our company and to creating long-term value for our shareholders.”

“We believe that our merger integration is near completion and that we are now well positioned for the future,” stated Thomas Lam, M.D., Co-Chief Executive Officer of ApolloMed. “The long-term demand drivers in our industry are solid, including the shift to value-based reimbursements and an aging population.”

“We have demonstrated a commitment to and leadership in population health management,” stated Kenneth Sim, M.D., Executive Chairman of ApolloMed. “We would like to thank each of our employees, physicians, hospital partners and other providers for their dedication and hard work, which continues to be the catalyst for our long-term success.”

For more details on ApolloMed’s June 30, 2018 quarter end results, please refer to the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities Exchange Commission (“SEC”) and accessible at www.sec.gov.

APOLLO MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2018	December 31, 2017

Assets

Current assets
Cash and cash equivalents	$101,132,237	$99,749,199
Restricted cash – short-term	8,040,870	18,005,661
Fiduciary cash	1,294,503	2,017,437
Investment in marketable securities	1,130,967	1,143,095
Receivables, net	34,541,815	20,117,304
Prepaid expenses and other current assets	6,622,549	3,126,866

Total current assets	152,762,941	144,159,562

Noncurrent assets
Land, property and equipment, net	13,297,168	13,814,306
Intangible assets, net	94,927,036	103,533,558
Goodwill	189,604,746	189,847,202
Loans receivable – related parties	7,500,000	5,000,000
Loan receivable	10,000,000	10,000,000
Investment in a privately held entity that does not report net asset value per share	405,000	-
Investments in other entities – equity method	23,545,361	21,903,524
Investment in joint venture – equity method	16,673,840	-
Restricted cash – long-term	745,352	745,235
Other assets	1,515,664	1,632,406

Total noncurrent assets	358,214,167	346,476,231

Total assets	$510,977,108	$490,635,793

APOLLO MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(UNAUDITED)

	June 30, 2018	December 31, 2017

Liabilities, Mezzanine Equity and Stockholders’ Equity

Current liabilities
Lines of credit, short-term	$-	$5,025,000
Accounts payable and accrued expenses	12,587,893	13,279,620
Incentives payable	5,104,074	21,500,000
Fiduciary accounts payable	1,294,503	2,017,437
Medical liabilities	66,853,335	63,972,318
Income taxes payable	2,900,056	3,198,495
Bank loan, short-term	278,017	510,391
Capital lease obligations	100,228	98,738

Total current liabilities	89,118,106	109,601,999

Noncurrent liabilities
Lines of credit, long-term	13,000,000	-
Deferred tax liability	27,758,780	24,916,598
Liability for unissued equity shares	1,185,025	1,185,025
Dividends payable	8,617,210	18,000,000
Capital lease obligations, net of current portion	568,512	619,001

Total noncurrent liabilities	51,129,527	44,720,624

Total liabilities	140,247,633	154,322,623

Commitments and Contingencies

Mezzanine equity
Noncontrolling interest in Allied Pacific of California	195,914,319	172,129,744

Stockholders’ equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	-	-
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	-	-
Common stock, par value $0.001; 100,000,000 shares authorized, 32,841,170 and 32,304,876 shares outstanding, excluding 1,682,110 treasury shares held by APC, at June 30, 2018 and December 31, 2017, respectively	32,841	32,305
Additional paid-in capital	162,027,547	158,181,192
Retained earnings	7,561,556	1,734,531
	169,621,944	159,948,028

Noncontrolling interest	5,193,212	4,235,398

Total stockholders’ equity	174,815,156	164,183,426

Total liabilities, mezzanine equity and stockholders’ equity	$510,977,108	$490,635,793

APOLLO MEDICAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Capitation, net	$90,316,182	$62,879,587	$176,221,466	$127,595,720
Risk pool settlements and incentives	13,866,217	8,358,598	31,852,953	19,495,798
Management fee income	12,371,608	6,287,702	24,446,180	12,824,812
Fee-for-service, net	5,679,469	3,044,548	13,427,578	5,708,461
Other income	771,070	741,265	1,223,096	1,022,971

Total revenue	123,004,546	81,311,700	247,171,273	166,647,762

Expenses
Cost of services	99,464,892	66,672,236	184,135,500	126,214,808
General and administrative expenses	11,471,829	5,777,187	23,207,727	11,053,762
Depreciation and amortization	4,918,078	4,805,979	9,976,590	9,642,330

Total expenses	115,854,799	77,255,402	217,319,817	146,910,900

Income from operations	7,149,747	4,056,298	29,851,456	19,736,862

Other income (expense)
Income (loss) from equity method investments	1,669,861	(795,102)	1,641,837	1,432,160
Interest expense	(110,683)	(575)	(195,684)	(1,386)
Interest income	339,816	209,492	609,634	391,777
Change in fair value of derivative instruments	-	(1,394,443)	-	127,779
Other income	340,659	26,624	428,652	28,138

Total other income (expense), net	2,239,653	(1,954,004)	2,484,439	1,978,468

Income before provision for income taxes	9,389,400	2,102,294	32,335,895	21,715,330

Provision for income taxes	1,523,807	736,835	8,752,647	8,626,080

Net income	7,865,593	1,365,459	23,583,248	13,089,250

Net income (loss) attributable to noncontrolling interest	5,201,491	(629,284)	18,758,691	6,744,846

Net income attributable to Apollo Medical Holdings, Inc.	$2,664,102	$1,994,743	$4,824,577	$6,344,404

Earnings per share – basic	$0.08	$0.08	$0.15	$0.25

Earnings per share – diluted	$0.07	$0.07	$0.13	$0.22

Weighted average shares of common stock outstanding – basic	32,674,459	25,067,954	32,548,662	25,067,954

Weighted average shares of common stock outstanding – diluted	37,850,679	28,417,877	37,935,773	28,417,877

Note About Historical Results for Periods Prior to the Merger

Following the closing of the merger involving ApolloMed and NMM in December 2017 (the “Merger”), NMM is now a wholly-owned subsidiary of ApolloMed. Although ApolloMed was the legal acquirer in the Merger, for accounting purposes, the Merger is treated as a “reverse acquisition,” and NMM is considered the accounting acquirer and ApolloMed is the accounting acquiree. Accordingly, the condensed consolidated financial statements included above and the description of the Company’s results of operations for the three and six month periods in 2017 reflect the operations of NMM and its consolidated variable interest entities (“VIEs”) during those periods, and the condensed consolidated financial statements and the description of the Company’s results of operations for the three and six month periods in 2018 reflect the combined operations of ApolloMed and NMM and its consolidated VIEs. Because the financial results for the reported periods in 2017 exclude the results of ApolloMed, the foregoing results of operations in 2018 are not directly comparable to the Company’s results of operations in the 2017 periods.

Note About Consolidated Entities

The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. Noncontrolling interests represent third-party equity ownership interests (including certain VIEs) in the Company’s consolidated entities. The amount of net income attributable to noncontrolling interests is disclosed in the Company’s condensed consolidated statements of income.

Note About Stockholders’ Equity, Certain Treasury Stock and Earnings Per Share

As of the date of this press release, 751,067 shares of ApolloMed’s common stock to be issued as part of the Merger are subject to ApolloMed receiving from those former NMM shareholders a properly completed letter of transmittal (and related exhibits) before such former NMM shareholders may receive their pro rata portion of ApolloMed common stock and warrants. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the Merger. The Company’s condensed consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and the Company is legally obligated to issue these shares as of the closing of the Merger.

Shares of ApolloMed’s common stock owned by Allied Physicians of California IPA (d.b.a. Allied Pacific of California IPA), a variable interest entity of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company’s condensed consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company’s earnings per share.

About Apollo Medical Holdings, Inc.

ApolloMed is a leading physician-centric integrated population health management company, which, together with its subsidiaries, including a Next Generation Accountable Care Organization (“NGACO”), and its affiliated independent practice associations (“IPAs”) and management services organizations (“MSOs”), are working to provide coordinated, outcomes-based high-quality medical care for patients, particularly senior patients and patients with multiple chronic conditions, in a cost-effective manner.  Led by a management team with over two decades of experience,  ApolloMed is addressing the healthcare needs of its patients by leveraging its integrated health management and healthcare delivery platform that includes NMM (MSO),  Apollo Medical Management (MSO), ApolloMed Hospitalists, APA ACO (NGACO), Allied Physicians of California (IPA) and Apollo Care Connect (Digital Population Health Management Platform). ApolloMed strives to improve medical outcomes with high-quality, cost-efficient care.  For more information, please visit www.apollomed.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s operational focus, strategic growth plans, and merger integration efforts. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the SEC, including without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2018.

For More Information, PLEASE CONTACT:

Warren Hosseinion, M.D.
Co-Chief Executive Officer
Apollo Medical Holdings, Inc.
(818) 839-5200
warrenhoss@apollomed.net